LETTERHEAD OF GERSTEN, SAVAGE, KAPLOWITZ, WOLF & MARCUS, LLP



                                                              December 21, 2004


Centurion Gold Holdings, Inc.
12 Main Reef Road
Primrose, South Africa 1401


Ladies and Gentlemen:


      We have acted as counsel to Centurion Gold Holdings, Inc., a Florida corporation (the "Company"), in connection with the preparation of a
Registration Statement on Form SB-2 (the "Registration Statement") relating to the registration of (A) 4,597,401 shares of the Company's common stock, $.0001 par value per share (the "Common Stock"), issuable upon conversion of a secured convertible term note (the "Term Note") in connection with a private offering to Laurus Master Fund, Ltd. (the "Offering"); and (B) 1,000,000 shares of Common Stock issuable upon exercise of a warrant (the "Warrant").

      This opinion is being rendered in connection with the filing by the Company of Amendment No. 1 to the Registration Statement.

      For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Certificate of Incorporation and By-Laws of the Company, as in effect on the date hereof; (iii) the warrant agreement relating to the Warrant; (iv) agreements and documents relating to the Offering; (v) the resolutions adopted by the Board of Directors of the Company relating to each of the foregoing and (vi) such other documents, certificates or other records as we have deemed necessary or appropriate.

      Based upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

      (1) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

      (2) The shares of Common Stock included in the Registration Statement which are presently issued and outstanding were duly authorized, validly issued, and are fully paid and non-assessable.
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      (3) The shares of Common Stock included in the  Registration  Statement to be issued upon the conversion of the Term Note will be duly authorized and validly issued, and fully paid and non-assessable when such Term Note is duly converted in accordance with the terms of the Term Note.

      (4) The shares of Common Stock included in the Registration Statement to be issued upon the exercise of the Warrant will be duly authorized and validly issued, and fully paid and non-assessable when such Warrant is duly exercised and the exercise price is paid for the shares of Common Stock underlying such Warrant in accordance with the terms of the warrant agreement.

      We hereby consent to the reference to this firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of person whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

      We are admitted to the Bar in the State of New York and we express no opinion as to the laws of any other jurisdiction, except the laws of the United States of America and the laws of the State of Delaware.

                              Very truly yours,

                              /s/ Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP
                              --------------------------------------------------
                              Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP